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                                Exhibit 11
                    Tri-State 1st Bank, Inc. and Subsidiary
                Statement Re Computation of Per Share Earnings
                               (Unaudited)

                                                Three Months Ended
                                                     March 31,
                                               1998            1997
                                           -------------  -------------

Weighted-average common shares used
 to calculate basic earnings per share           410,800        410,800

Common stock equivalents (stock options)
 used to calculate diluted earnings
 per share                                         1,403              -
                                           -------------  -------------

Weighted average common shares and common
 stock equivalents used to calculate
 diluted earnings per share                      412,203        410,800
                                           =============  =============

Net income                                       134,000        137,000

Earnings per share:
  Basic                                    $        0.33  $        0.33
  Diluted                                  $        0.33  $        0.33



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